Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Jay S. Moore
Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Third Quarter Results

(Bassett, Va.) – September 29, 2016 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended August 27, 2016.

Fiscal 2016 Third Quarter Highlights

●	Consolidated sales were $104.7 million for the third quarter of 2016 compared to $111.0 million for the third quarter of 2015, a decrease of 5.7%.

●	Operating income for the quarter was $7.5 million or 7.2% of sales as compared to $7.7 million or 6.9% of sales for the prior year quarter.

●

Wholesale sales were $58.3 million for the third quarter of 2016 compared to $62.2 million for the third quarter of 2015, a decrease of 6.2%. Wholesale operating profit for the quarter was $5.6 million or 9.8% of sales as compared to $3.8 million or 6.1% of sales for the prior year quarter. Wholesale operating income for the current quarter includes $1.4 million for the settlement of the Polyurethane Foam Antitrust Litigation.

●

Company-owned store sales were $61.2 million for the third quarter of 2016 compared to $62.0 million for the third quarter of 2015, a decrease of 1.3%. This included a comparable store sales decrease of 0.9% compared to the prior year quarter. Comparable store operating income was $1.5 million or 2.4% of sales for the current year quarter as compared to $2.5 million or 4.3% of sales for the prior year quarter. Total retail operating income was $0.8 million or 1.3% of sales for the quarter as compared to $2.0 million or 3.3% of sales for the prior year quarter. Comparable store written sales for the quarter increased 7.9%.

●

Revenue for Zenith was $23.0 million for the third quarter of 2016 compared to $23.7 million for the third quarter of 2015, a 2.8% decrease. Zenith’s operating profit for the quarter was $0.7 million or 2.9% of sales as compared to $1.1 million or 4.5% of sales for the prior year quarter.

●	Net income for the quarter was $4.2 million or $0.38 per diluted share as compared to $4.3 million or $0.39 per diluted share for the prior year quarter.

“Despite facing an environment of weaker demand for home furnishings during our third quarter, our level of profitability remained intact while consolidated sales declined by 5.7%,” said Robert H. Spilman, Jr., Chairman and CEO. “We were especially encouraged by the 7.9% comparable store written sales gain that we posted in the period. With our factories running efficiently and our inventory levels in good shape, we are positioned to service our Labor Day sales and meet demand for the historically stronger fall selling season.”

Wholesale Segment

Net sales for the wholesale segment were $58.3 million for the third quarter of 2016 as compared to $62.2 million for the third quarter of 2015, a decrease of $3.9 million or 6.2%. This decrease was driven by lower shipments to the open market (outside the Bassett Home Furnishings network) while shipments to the Bassett Home Furnishings network were essentially flat compared to the prior year period. The decrease in sales to the open market was primarily due to lower sales of imported product primarily from the discontinuation of our relationship with a significant customer and loss of sales from the HGTV Home Collection brand, exited late in 2015. Gross margins for the wholesale segment were 35.4% for the third quarter of 2016 as compared to 33.5% for the third quarter of 2015. This increase is primarily due to the $1.4 million settlement of the Polyurethane Foam Antitrust Litigation. Excluding the effects of the legal settlement, the gross margin would have been 33.0%. This decrease is due primarily to lower margins in domestic wood operations associated with introduction of new products into the growing Bench Made line. Wholesale SG&A for the third quarter of 2016 was $15.0 million as compared to $17.0 million for the prior year period. SG&A as a percentage of sales decreased to 25.7% as compared to 27.4% for the third quarter of 2015. This decrease in SG&A as a percentage of sales was primarily driven by lower bad debt costs and incentive compensation expenses. Operating income was $5.6 million or 9.8% of sales as compared to $3.8 million or 6.1% of sales in the prior year.

“Our domestically produced products accounted for 69% of wholesale sales for the quarter as consumers continue to gravitate to the custom options and high levels of service that characterize our casual dining, Bench Made, and custom upholstery product lines,” continued Spilman. “Our wholesale sales decline was primarily attributable to sales of imported products to customers outside of our store network, most notably one major account that we discontinued our relationship with earlier in the year. We will be introducing a new range of motion upholstery products designed specifically for non-Bassett store markets at the upcoming High Point furniture market in three weeks. Additionally, we are excited about our upcoming late fall retail product launch as we plan to build on the successful spring introduction that drove our written comparable store sales gains this summer.”

Retail Segment

Net sales for the 59 Company-owned Bassett Home Furnishings stores were $61.2 million for the third quarter of 2016 as compared to $62.0 million for the third quarter of 2015, a decrease of $0.8 million or 1.3%. The decrease was due to a $0.5 million or 0.9% decrease in comparable store sales along with a $0.3 million decrease in non-comparable store sales.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores increased by 7.9% for the third quarter of 2016 as compared to the third quarter of 2015.

The consolidated retail operating profit for the third quarter of 2016 was $0.8 million as compared to $2.0 million for the third quarter of 2015, a decline of $1.2 million. The 56 comparable stores generated operating income of $1.5 million for the quarter, or 2.4% of sales, as compared to $2.5 million, or 4.3% of sales, for the prior year quarter. Gross margins for comparable stores were 50.2% for the third quarter of 2016 compared to 50.4% for the third quarter of 2015.  SG&A expenses for comparable stores increased $0.8 million to $28.4 million or 47.8% of sales as compared to 46.1% of sales for the third quarter of 2015. This increase in SG&A as a percentage of sales was primarily driven by higher advertising and promotional costs along with increased health care costs.

“Corporate retail profitability was affected by several factors in the quarter as delivered comparable sales declined by (0.9%),” added Spilman. “In addition to higher advertising and financing expenses designed to drive sales, our new store opening costs increased significantly as we begin a period of growth that will accelerate in 2017. Our Hunt Valley, Maryland location opened during the last week of the quarter. We have opened two new stores in fiscal 2016 and closed three locations as leases have expired. Next year, we plan to open five to six new locations and reposition four others. Finally, we are focused on continuing our third quarter written sales momentum and extending our 5+ year run of comparable store growth. To this end, we currently have initiatives underway to improve our in-store visual presentation and better communicate our custom capabilities to the consumer.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 90 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third fiscal quarter of 2016, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - unaudited

(In thousands, except for per share data)

	Quarter Ended				Nine Months Ended
	August 27, 2016		August 29, 2015		August 27, 2016		August 29, 2015
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$91,465		$97,107		$276,857		$286,122
Logistics	13,247		13,904		41,395		29,250
Total sales revenue	104,712	100.0%	111,011	100.0%	318,252	100.0%	315,372	100.0%

Cost of furniture and accessories sold	40,091	38.3%	44,824	40.4%	124,496	39.1%	133,676	42.4%

Selling, general and administrative expenses excluding new store pre-opening costs	56,800	54.2%	58,303	52.5%	173,845	54.6%	163,203	51.7%
New store pre-opening costs	281	0.3%	192	0.2%	727	0.2%	236	0.1%
Lease exit costs	-	0.0%	-	0.0%	-	0.0%	419	0.1%
Asset impairment charges	-	0.0%	-	0.0%	-	0.0%	106	0.0%
Management restructuring costs	-	0.0%	-	0.0%	-	0.0%	449	0.1%
Income from operations	7,540	7.2%	7,692	6.9%	19,184	6.0%	17,283	5.5%

Remeasurement gain on acquisition of affiliate	-	0.0%	-	0.0%	-	0.0%	7,212	2.3%
Income from Continued Dumping & Subsidy Offset Act	-	0.0%	-	0.0%	-	0.0%	1,066	0.3%
Other loss, net	(647)	-0.6%	(472)	-0.4%	(1,904)	-0.6%	(1,692)	-0.5%
Income before income taxes	6,893	6.6%	7,220	6.5%	17,280	5.4%	23,869	7.6%

Income tax provision	2,728	2.6%	2,954	2.7%	6,496	2.0%	9,118	2.9%
Net income	$4,165	4.0%	$4,266	3.8%	$10,784	3.4%	$14,751	4.7%

Basic earnings per share	$0.39		$0.39		$1.00		$1.38

Diluted earnings per share	$0.38		$0.39		$0.99		$1.36

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	August 27, 2016	November 28, 2015
Assets
Current assets
Cash and cash equivalents	$28,051	$36,268
Short-term investments	23,125	23,125
Accounts receivable, net	19,302	21,197
Inventories, net	53,413	59,896
Other current assets	11,519	6,798
Total current assets	135,410	147,284

Property and equipment, net	105,595	96,104

Other long-term assets
Deferred income taxes, net	9,006	13,471
Goodwill and other intangible assets	17,440	17,682
Other	8,048	8,002
Total long-term assets	34,494	39,155
Total assets	$275,499	$282,543

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$19,569	$20,916
Accrued compensation and benefits	11,927	14,345
Customer deposits	20,132	23,999
Dividends payable	-	2,184
Current portion of long-term debt	5,003	5,273
Other accrued liabilities	11,077	13,133
Total current liabilities	67,708	79,850

Long-term liabilities
Post employment benefit obligations	12,634	12,694
Long-term debt	9,077	8,500
Other long-term liabilities	3,915	4,133
Total long-term liabilities	25,626	25,327

Stockholders’ equity
Common stock	54,114	54,580
Retained earnings	128,635	120,904
Additional paid-in-capital	1,924	4,560
Accumulated other comprehensive loss	(2,508)	(2,678)
Total stockholders' equity	182,165	177,366
Total liabilities and stockholders’ equity	$275,499	$282,543

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - unaudited

(In thousands)

	Nine Months Ended
	August 27, 2016	August 29, 2015
Operating activities:
Net income	$10,784	$14,751
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8,866	7,302
Equity in undistributed income of investments and unconsolidated affiliated companies	-	(220)
Non-cash asset impairment charges	-	106
Non-cash portion of lease exit costs	-	419
Remeasurement gain on acquisition of affiliate	-	(7,212)
Tenant improvement allowances received from lessors	590	933
Deferred income taxes	4,360	3,778
Excess tax benefits from stock-based compensation	87	2,008
Other, net	256	1,445
Changes in operating assets and liabilities
Accounts receivable	2,334	(751)
Inventories	6,483	(8,165)
Other current and long-term assets	(4,721)	(21)
Customer deposits	(3,867)	(3,196)
Accounts payable and accrued liabilities	(6,207)	2,158
Net cash provided by operating activities	18,965	13,335
Investing activities:
Purchases of property and equipment	(18,955)	(11,283)
Proceeds from sale of retail real estate and property and equipment	632	2,952
Cash paid for business acquisition, net of cash acquired	-	(7,323)
Capital contribution to affiliate	-	(1,345)
Net cash used in investing activities	(18,323)	(16,999)
Financing activities:
Cash dividends	(5,238)	(4,806)
Proceeds from the exercise of stock options	114	4,018
Other issuance of common stock	182	254
Repurchases of common stock	(3,989)	(1,374)
Taxes paid related to net share settlement of equity awards	(77)	(178)
Repayments of notes payable	(7,235)	(1,630)
Proceeds from equipment loans	7,384	1,307
Net cash used in financing activities	(8,859)	(2,409)
Change in cash and cash equivalents	(8,217)	(6,073)
Cash and cash equivalents - beginning of period	36,268	26,673
Cash and cash equivalents - end of period	$28,051	$20,600

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - unaudited

(In thousands)

	Quarter Ended		Nine Months Ended
	August 27, 2016	August 29, 2015	August 27, 2016	August 29, 2015
Net Sales
Wholesale	$58,303	$62,165	$177,785	$187,675
Retail - Company-owned stores	61,216	62,009	184,754	183,113
Logistical services	22,991	23,650	71,480	51,607
Inter-company eliminations:
Furniture and accessories	(28,054)	(27,067)	(85,682)	(84,666)
Logistical services	(9,744)	(9,746)	(30,085)	(22,357)
Consolidated	$104,712	$111,011	$318,252	$315,372

Operating Income
Wholesale	$5,648	$3,795	$14,380	$11,518
Retail	768	2,037	1,465	3,967
Logistical services	674	1,070	2,079	2,089
Inter-company elimination	450	790	1,260	683
Lease exit costs	-	-	-	(419)
Asset impairment charges	-	-	-	(106)
Management restructuring costs	-	-	-	(449)
Consolidated	$7,540	$7,692	$19,184	$17,283

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Rollforward of BHF Store Count

	November 28,			August 27,
	2015	Opened*	Closed*	2016

Company-owned stores	60	2	(3)	59
Licensee-owned stores	33	-	(1)	32

Total	93	2	(4)	91

* Does not include openings and closures due to relocation of existing stores within a market.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Supplemental Retail Information--unaudited

(In thousands)

	56 Comparable Stores				56 Comparable Stores
	Quarter Ended		Quarter Ended		Nine Months Ended		Nine Months Ended
	August 27, 2016		August 29, 2015		August 27, 2016		August 29, 2015
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$59,371	100.0%	$59,884	100.0%	$176,425	100.0%	$175,849	100.0%

Cost of sales	29,568	49.8%	29,717	49.6%	88,545	50.2%	87,490	49.8%

Gross profit	29,803	50.2%	30,167	50.4%	87,880	49.8%	88,359	50.2%

Selling, general and administrative expense*	28,353	47.8%	27,621	46.1%	84,088	47.7%	83,237	47.3%

Income from operations	$1,450	2.4%	$2,546	4.3%	$3,792	2.1%	$5,122	2.9%

	All Other Stores				All Other Stores
	Quarter Ended		Quarter Ended		Nine Months Ended		Nine Months Ended
	August 27, 2016		August 29, 2015		August 27, 2016		August 29, 2015
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$1,845	100.0%	$2,125	100.0%	$8,329	100.0%	$7,264	100.0%

Cost of sales	910	49.3%	1,151	54.2%	4,889	58.7%	3,942	54.3%

Gross profit	935	50.7%	974	45.8%	3,440	41.3%	3,322	45.7%

Selling, general and administrative expense	1,336	72.4%	1,291	60.8%	5,040	60.5%	4,241	58.4%
Pre-opening store costs**	281	15.2%	192	9.0%	727	8.7%	236	3.2%

Loss from operations	$(682)	-37.0%	$(509)	-24.0%	$(2,327)	-27.9%	$(1,155)	-15.9%

*	Comparable store SG&A includes retail corporate overhead and administrative costs.
**

Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possesion and store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.